                           FLEETWOOD ENTERPRISES, INC.

                            BENEFIT RESTORATION PLAN

                 (AMENDED AND RESTATED EFFECTIVE APRIL 1, 1995)


                                TABLE OF CONTENTS

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                                                                    Page
                                                                    ----
1.   Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . .   1

        2.1     Board . . . . . . . . . . . . . . . . . . . . . . .   1
        2.2    Committee  . . . . . . . . . . . . . . . . . . . . .   1
        2.3    Company. . . . . . . . . . . . . . . . . . . . . . .   1
        2.4    Participant. . . . . . . . . . . . . . . . . . . . .   1
        2.5    Plan Period  . . . . . . . . . . . . . . . . . . . .   2
        2.6    Base Rate  . . . . . . . . . . . . . . . . . . . . .   2
        2.7    Restored Benefits. . . . . . . . . . . . . . . . . .   2
        2.8    Restricted Contributions . . . . . . . . . . . . . .   2
        2.9    Retirement Plan  . . . . . . . . . . . . . . . . . .   2
        2.10   Supplemental Plan  . . . . . . . . . . . . . . . . .   2
        2.11   Change of Control  . . . . . . . . . . . . . . . . .   2

3.   Plan Administration  . . . . . . . . . . . . . . . . . . . . .   3

        3.1    The Committee  . . . . . . . . . . . . . . . . . . .   3
        3.2    Powers of the Committee. . . . . . . . . . . . . . .   3
        3.3    Organization and Operation of Committee  . . . . . .   4
        3.4    Reliance on Reports. . . . . . . . . . . . . . . . .   4
        3.5    Records and Reports  . . . . . . . . . . . . . . . .   4
        3.6    Payment of Expense . . . . . . . . . . . . . . . . .   4
        3.7    Indemnification. . . . . . . . . . . . . . . . . . .   5

4.   Eligibility and Participation. . . . . . . . . . . . . . . . .   5

5.   Determination of Restored Benefits . . . . . . . . . . . . . .   5

        5.1    Provisional Determination for Each Plan Period . . .   5
        5.2    Determination of Amount of Restored Benefits . . . .   5
        5.3    Computation of Interest. . . . . . . . . . . . . . .   6
        5.4    Vesting. . . . . . . . . . . . . . . . . . . . . . .   6

6.   Unsecured Obligation . . . . . . . . . . . . . . . . . . . . .   6

7.   Payment    . . . . . . . . . . . . . . . . . . . . . . . . . .   7

8.   Beneficiary Designation. . . . . . . . . . . . . . . . . . . .   8

9.   Dissolution and Other Events . . . . . . . . . . . . . . . . .   8

                                        i
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10.  Claim to Benefits and Employee Rights. . . . . . . . . . . . .   9

11.  Nontransferability . . . . . . . . . . . . . . . . . . . . . .  10

12.  Court Orders . . . . . . . . . . . . . . . . . . . . . . . . .  10

13.  Relationship to Other Benefits . . . . . . . . . . . . . . . .  10

14.  Amendment and Termination. . . . . . . . . . . . . . . . . . .  10

        14.1   Plan Restatement . . . . . . . . . . . . . . . . . .  10
        14.2   Future Amendment . . . . . . . . . . . . . . . . . .  10

15.  Amendment of Retirement Plan . . . . . . . . . . . . . . . . .  11

16.  De Minimus Payments. . . . . . . . . . . . . . . . . . . . . .  11

17.  Incompetency . . . . . . . . . . . . . . . . . . . . . . . . .  11

18.  Notice.    . . . . . . . . . . . . . . . . . . . . . . . . . .  11

19.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  12

20.  Pronouns.  . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                           FLEETWOOD ENTERPRISES, INC.
                            BENEFIT RESTORATION PLAN
                 (Amended and Restated Effective April 1, 1995)

     1.   PURPOSE.


          The purpose of the Benefit Restoration Plan (the "Plan") is to provide benefits to certain highly compensated or management employees of Fleetwood Enterprises, Inc. in addition to the benefits provided under the Fleetwood Enterprises, Inc. Retirement Plan (the "Retirement Plan") and, if applicable, the Fleetwood Enterprises, Inc. Supplemental Benefit Plan (the "Supplemental Plan"). To this end, the Plan provides on an unfunded basis benefits that would otherwise be provided under the Retirement Plan but for the limitations of Sections 401(a)(4) and 410(b) of the Internal Revenue Code of 1986, as amended (the "Code"). This Plan is intended to constitute an unfunded plan providing benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

     2.   DEFINITIONS.


          The following terms shall have the respective meanings set forth below:

          2.1  BOARD.


          "Board" shall mean the Board of Directors of the Company.

          2.2  COMMITTEE.


          "Committee" shall mean a committee appointed by the President of the Company. The Committee shall consist of not less than two members. A member of the Committee may also be a participant under the Plan, but any Committee member who is such a member shall not participate in any rulings by the Committee which relate to his own distributions or elections or which are otherwise particularly applicable to his own participation.

          2.3  COMPANY.


          "Company" shall mean Fleetwood Enterprises, Inc., a Delaware corporation.

          2.4  PARTICIPANT.


          "Participant" shall mean a person described in Section 4.
                                        1

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          2.5  PLAN PERIOD.

          "Plan Period" shall mean the applicable quarters of the calendar year, ending respectively on March 31, June 30, September 30, and December 31.


          2.6  BASE RATE.

          "Base Rate" shall mean the base rate of interest charged by the Bank of America, NT&SA (or base or prime rate of such other major bank as may be selected by the Committee), or, after March 31, 1995, any other rate selected by the Committee in its sole and absolute discretion. Notwithstanding the foregoing, upon and after a Change of Control, the "Base Rate" shall be the greater of the base or prime rate charged from time to time by Bank of America, NT&SA or the rate in use immediately before the Change of Control. The "Base Rate" shall be adjusted quarterly as of the last day of each Plan Period based on the Base Rate in effect on the last business day of such period.


          2.7  RESTORED BENEFITS.

          "Restored Benefits" shall mean the amounts credited to a Participant's account pursuant to Section 5.2 of this Plan.


          2.8  RESTRICTED CONTRIBUTIONS.

          "Restricted Contributions" shall mean the Company contributions which would otherwise have been allocated to the account of the Participant in the Retirement Plan for the Plan Year but for the limitations imposed by Code Sections 401(a)(4) and 410(b) but does not include contributions considered "Restricted Contributions" for purposes of the Supplemental Plan.


          2.9  RETIREMENT PLAN.

          "Retirement Plan" shall mean the Fleetwood Enterprises, Inc. Retirement Plan as now in effect or hereafter amended.


          2.10  SUPPLEMENTAL PLAN.

          "Supplemental Plan" shall mean the Fleetwood Enterprises, Inc. Supplemental Benefit Plan as now in effect or hereafter amended.


          2.11  CHANGE OF CONTROL.

          "Change in Control" shall mean the first to occur of any of the following events:
                                        2

               (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")but not including for this purpose any person that, as of January 1, 1995, owned 15 percent or more of the outstanding common stock of the Company or a person who acquires shares of such common stock from such person by will or by the laws of descent or distribution) becomes the beneficial owner (as that term is used in
Section 13(d) of the Exchange Act), directly or indirectly, of 25 percent or more of the Company's capital stock entitled to vote in the election of directors;

               (b) During any period of not more than two consecutive years, not including any period prior to April 1, 1995, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this
Section 2.11) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;


               (c) The shareholders of the Company approve any consolidation or merger of the Company other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger; or

               (d) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.


     3.   PLAN ADMINISTRATION.

          3.1  THE COMMITTEE.


          The Committee shall administer the Plan in accordance with its terms.

          3.2  POWERS OF THE COMMITTEE.


          The Committee shall have full power, authority and discretion to adopt and revise such rules and procedures as it shall deem necessary for the administration of the Plan, including, but not limited to, determinations of eligibility
                                        3
and entitlement to benefits hereunder. The decision of the Committee with respect to any question arising under this Plan shall be final, conclusive and binding on all persons.

          3.3  ORGANIZATION AND OPERATION OF COMMITTEE.


          The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee. The Committee may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan.

          3.4  RELIANCE ON REPORTS.


          Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any opinion or report made by the independent public accountants of the Company and upon any other opinions, reports or information furnished in connection with the Plan by any accountant, counsel, or other specialist (including financial officers of the Company, whether or not such persons may be Participants under the Plan). In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such opinion, report or information or for any action, including the furnishing of information, taken or failure to act, if in good faith.

          3.5  RECORDS AND REPORTS.


          The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of accounts, records, and other data as may be necessary for proper administration of the Plan.

          3.6  PAYMENT OF EXPENSE.


          Unless otherwise determined by the Board, the members of the Committee shall serve without compensation for their services as such, but all expenses of the Committee shall be paid by the Company. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.
                                        4

          3.7  INDEMNIFICATION.

          Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the approval of the Company, or paid by him in satisfaction of judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend it on his own behalf. The foregoing rights of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the certificate of incorporation or bylaws of the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.


     4.   ELIGIBILITY AND PARTICIPATION.

          Those persons who are Participants in the Retirement Plan and have Restricted Contributions for a Plan Period shall become Participants for the Plan Period.


     5.   DETERMINATION OF RESTORED BENEFITS.

          5.1  PROVISIONAL DETERMINATION FOR EACH PLAN PERIOD.


          A separate determination shall be made with respect to each Plan Period as to the amount of Restored Benefits to be initially and provisionally credited to the account of each Participant for the Plan Period.
Notwithstanding the foregoing, any such determinations (and allocations as provided under Section 5.2 below) made for Plan Periods prior to the end of the calendar year which includes such Periods shall be contingent and subject to reduction or elimination depending on a final determination of the Participant's Restricted Contributions for such fiscal year to be made not later than the end of such year.

          5.2  DETERMINATION OF AMOUNT OF RESTORED BENEFITS.


          For each Plan Period, the account of each Participant shall be initially and provisionally credited with amounts equal to:

               (i) the amount of Company contributions which would have been allocated to the Participant's account
                                        5
in the Retirement Plan for the Plan Period (taking into account applicable limits under Code Sections 401(a)(17) and 415 and amounts that can be taken into account as "Earnings" under the Retirement Plan) if the Participant received an allocation equal, when expressed as a percentage of compensation, to the allocation made under such plan to all participants thereunder who are not participants in this Plan less the allocation actually made to the Retirement Plan; plus

               (ii) the interest, if any, computed under Section 5.3.


Notwithstanding the foregoing, amounts so credited (other than interest) for Plan Periods prior to the end of the fiscal year which includes such Periods shall be contingent and subject to reduction or elimination depending on a final determination of the Participant's Restricted Contributions for such fiscal year to be made not later than the end of such fiscal year. Accordingly, the final credit for a fiscal year shall be the amounts provisionally credited under this
Section 5.2 less the amount by which Restricted Contributions are reduced pursuant to the year end determination previously described and actually made to the Retirement Plan. Amounts credited as interest shall always remain credited under the Plan and shall not be subject to reduction or elimination.

          5.3  COMPUTATION OF INTEREST.


          Amounts credited under this Plan shall bear interest at a rate per annum equal to the lesser of (i) the Base Rate computed pursuant to Section 2.6, or (ii) the maximum rate permitted under California law. Interest shall be credited and compounded quarterly as of the end of each calendar quarter. Participants' accounts shall be accurately and timely credited with interest earned hereunder.

          5.4  VESTING.


          A Participant shall be fully vested in amounts finally (as opposed to provisionally) credited to his account under this Plan.

     6.   UNSECURED OBLIGATION.


          Participants under this Plan shall not have any interest in any fund or specific assets of the Company by reason of this Plan. No trust fund shall be created in connection with the Plan, and there shall be no funding of amounts which may become or are payable to any Participant; provided, that benefits under the Plan may be funded in whole or in part through the Fleetwood Enterprises Master
                                        6

Deferred Compensation Trust, a grantor trust described in Internal Revenue Code
Section 671; provided further, that upon a Change of Control, the Company must immediately contribute an amount, if any, to such trust sufficient so that all benefits earned and credited hereunder through such Change shall be fully funded through such trust. A Participant's rights under such trust shall be governed solely by the instrument or instruments governing such trust.

     7.   PAYMENT.


          (a) The Restored Benefits credited to a Participant's account under this Plan shall, subject to the provisions of Sections 7(b), 5.4 and 16, be paid in accordance with the written election of the terminating or retiring Participant, upon his or her termination of employment with the Company, on a form authorized for such purpose by the Committee, which election shall be made immediately prior to the inception of the Participant's participation in this Plan. In such election, the Participant shall designate either one or a combination of the following payment options:

               (i) A lump sum upon employment termination with the Company, or in the first week of January of a designated year (1st, 2nd, 3rd, etc.) following termination.


               (ii) Consecutive annual installments of not less than $10,000 each, such installments to commence in the first week of January of a designated year (lst, 2nd, 3rd, etc.) following employment termination with the Company and payable over a period not to exceed 20 years from the date of employment termination.

               (iii) A lump sum amount of less than the Participant's entire benefit, in accordance with (i), above, followed by installment payments of the balance in accordance with (ii), above.


          (b) The elections and distribution provisions described in paragraph (a) above shall be subject to the following:

               (i) A Participant may modify any election at any time that is not less than two years before the prior election would otherwise take effect.


               (ii) Notwithstanding clause (i), above, an election may be modified at any time if (A) the Participant and the Committee both agree to such modification and such modification is on account of the Participant's involuntary termination of employment with the Company or the Participant is suffering a severe financial hardship
                                        7
attributable to an unforseeable emergency that cannot be relieved by any other source reasonably available to the Participant, or (B) the Participant elects at any time to have his or her full balance distributed but reduced by 10 percent and the Participant is suspended from future participation in the Plan until the end of the eighth full calendar quarter following the distribution.

               (iii) While distributions must ordinarily commence upon or after employment termination with the Company, a Participant on his or her election or election modification may specify that payments may commence while the person is still employed with the Company commencing on or after the date the sum of such person's age and total service with the Company equals 85. Notwithstanding the foregoing, the Committee may offer payment to any Participant still employed with the Company if the sum of such individual's age and total Company service equals 70 and the Committee determines that there are mitigating circumstances surrounding such individual that warrant prompt payment.


          (c) If no separate election is made hereunder, payment to the Participant shall be made in a lump sum in January of the year following termination of employment with the Company.

          (d) Upon the death of a Participant, all remaining funds will be paid to the Participant's designated beneficiary or beneficiaries in the form selected by the Participant unless the beneficiary and the Committee agree to payment in an immediate lump sum.


     8.   BENEFICIARY DESIGNATION.

          A Participant may designate a beneficiary or beneficiaries by means of a written election on a form authorized for such purpose by the Committee. A Participant may change such election at any time on a form authorized for such purpose by the Committee. If a Participant does not make an election in accordance with this Section 8 and has previously designated a beneficiary or beneficiaries under the Participant's Retirement Plan, then that designation shall be effective for purposes of this Plan.


     9.   DISSOLUTION AND OTHER EVENTS.

          (a) In the event the Company is liquidated or dissolved, then with respect to any amounts which may then or thereafter become payable to a Participant or a Participant's beneficiary or successors under Section 7 of this Plan, the Company shall pay such amount promptly in cash, without regard to any elections with respect to deferrals or installments which the Participant may have in
                                        8
effect. Payment shall be made upon the earlier to occur of (i) a liquidation or dissolution with respect to the Company or (ii) a determination made by the Board of Directors of the Company in the exercise of its discretion that such liquidation or dissolution is imminent.

          (b) The occurrence of a Change of Control shall not affect the payment of amounts hereunder and all benefits hereunder shall remain deferred and shall be paid in accordance with Participant elections as specified in
Section 7 hereof. A Participant shall, however, be indemnified and held harmless for any costs incurred, including without limitation attorneys' fees, in the course of and in order to receive or retain payment of amounts to which he or she becomes entitled after a Change in Control.


     10.  CLAIM TO BENEFITS AND EMPLOYEE RIGHTS.

          No employee or other person shall have any claim or right to become a Participant under this Plan except as provided herein. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company. Benefits shall be paid in accordance with the provisions of this instrument. If and to the extent benefits are not automatically paid hereunder, the Participant, or a Beneficiary or any other person claiming through the Participant, shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or its delegate.


          (a) If the claim is denied, in whole or in part, the Committee or its delegate shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

          (b) If the claim is denied and a review by the full Committee is desired, the Participant (or Beneficiary) shall notify the Committee or its delegate in writing within sixty (60) days of the denial (a claim shall be deemed denied if the Committee does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Participant or his Beneficiary may request a review of the Plan document or other pertinent documents with regard to the Plan, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.
                                        9

          (c) The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.

     11.  NONTRANSFERABILITY.


          Except as may be permitted by the Retirement Plan or in order to pay death benefits as provided hereunder, a person's rights and interest under this Plan, including amounts payable, may not be assigned, pledged, transferred or otherwise hypothecated.

     12.  COURT ORDERS.


          Notwithstanding any other provision hereof, the Committee may respond as it deems appropriate in its sole and absolute discretion to any court ordered payment (including without limitation those pertaining to child support or alimony). Appropriate responses may include without limitation affording the non-Participant spouse the same rights enjoyed by the Participant spouse to modify a previously elected or determined payment format, subject to the provisions hereof.

     13.  RELATIONSHIP TO OTHER BENEFITS.


          No payment under the Plan shall be taken into account for determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company.

     14.  AMENDMENT AND TERMINATION.


          14.1 PLAN RESTATEMENT.

          This Plan has been restated as of April 1, 1995, pursuant to action taken by the Board for the purpose of amending and restating the Plan. This Plan as so restated shall apply to all amounts earned hereunder including those earned prior to April 1, 1995.


          14.2 FUTURE AMENDMENT.

          The Board may terminate this Plan or may modify or amend this Plan in such respects as it shall deem advisable. No termination or amendment of the Plan, however, shall reduce the amount of the benefit to which a person who is a Participant at the time such termination or amendment occurs has already become entitled.
                                       10

     15.  AMENDMENT OF RETIREMENT PLAN.

          In the event that any of the provisions of the Retirement Plan are amended, said amendment to the extent not in direct conflict with express provisions of this Plan shall be equally applicable to the payment of Restored Benefits under this Plan.


     16.  DE MINIMUS PAYMENTS.

          Notwithstanding any other provision of this Plan or the Retirement Plan to the contrary, in the event that amounts become payable to a Participant or to his or her successor under the terms of this Plan and the present value of such amounts is less than $10,000.00, the Committee may, at its sole discretion, direct the present value of such amounts to be paid in a lump sum cash payment.


     17.  INCOMPETENCY.

          Every person receiving or claiming a benefit under this Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in form and manner acceptable to the Committee that such person is incompetent and that a guardian, conservator or other person legally vested with the care of his or her estate has been appointed; provided, however, that if the Committee shall determine in its sole discretion that any person to whom a benefit is payable under this Plan is unable to care for his or her affairs because of incompetency, any payments due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother or sister of such person, or to any person or institution deemed by the Committee to have incurred expenses for such person otherwise entitled to payment. In the event a guardian or conservator of the estate of any person receiving or claiming benefits under this Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian or conservator, provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Committee. Any payment made in accordance with this section shall be a complete discharge of any liability therefor under this Plan.


     18.  NOTICE.

          All elections by a Participant and the designation of any beneficiary or beneficiaries shall be made on forms supplied or approved by the Committee. Any other notice or other communication required or permitted by this Plan to be given or accepted by a Participant, a Participant's successors or beneficiaries, the Committee or the Company
                                       11
must be in writing and may be given or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested or by delivering the same in person to such party. All notices to a Participant or to his or her successors or beneficiaries shall be delivered to the last known address or addresses on file with the Company. Notices to the Committee or to the Company and beneficiary designations shall be delivered to the following person and address:

          Fleetwood Enterprises, Inc.
          3125 Myers Street
          Riverside, California 92523
          Attention:  Treasurer


or to such other address and person as the Committee, through two duly elected officers, shall specify.

     19.  GOVERNING LAW.


          This Plan shall be governed by and construed in accordance with the laws of the State of California.

     20.  PRONOUNS.


          The masculine pronoun shall include the feminine and the singular pronoun shall include the plural and VICE VERSA, unless the context clearly indicates otherwise.

                                AMENDMENT NO.  2
                           FLEETWOOD ENTERPRISES, INC.

                            BENEFIT RESTORATION PLAN
                 (AMENDED AND RESTATED EFFECTIVE APRIL 1, 1995)


The Fleetwood Enterprises, Inc. Benefit Restoration Plan (Amended and Restated effective April 1, 1995) is hereby amended, effective January 1, 1996, as follow:

     Section 7(b)(i) modify any election at any time that is not less than two years before the prior election would otherwise take effect; provided, that any modified election itself may not take effect until a date that is at least two years after it is made; provided, further, that, notwithstanding any other provision hereof to the contrary, a Participant may modify any election on or before March 31, 1996, if made to extend a previously elected payment form (which theretofore was for a period of less than ten years) to an installment form of at least ten but not more than twenty years in response to HR 394 (pertaining to pension source taxation) and such modification may be made without regard to whether it is made two years before the prior election would otherwise take effect or itself takes effect earlier than 2 years after it is made.